Exhibit 7.5 NOMINATION AGREEMENT THIS AGREEMENT is made as of this 17 day of March, 2016 B E T W E E N : WESTPORT INNOVATIONS INC. (“Westport”) - and - K&M DOUGLAS TRUST (“K&M”) - and - JAMES DOUGLAS AND JEAN DOUGLAS IRREVOCABLE DESCENDANTS’ TRUST (“Descendants’ Trust”) - and - DOUGLAS FAMILY TRUST (“Douglas Trust”) - and - JAMES E. DOUGLAS, III (“James Douglas”, and together with K&M, Descendants’ Trust and Douglas Trust, the “Douglas Group”) WHEREAS the Douglas Group beneficially owns, directly or indirectly, 10,045,657 Common Shares, comprising approximately 15.61% of the issued and outstanding Common Shares as at the date hereof; AND WHEREAS Westport, the Douglas Group and Fuel Systems Solutions, Inc. entered into a Voting Agreement dated as of September 1, 2015 and, concurrently with the execution of this Agreement, Westport, Fuel Systems and the Douglas Group are entering into certain amendments to the Voting Agreement; AND WHEREAS the parties have agreed to grant to the Douglas Group certain rights to nominate an individual identified by the Douglas Group for election to Westport’s board of directors (the “Board of Directors”), as the same may be reconstituted from time to time, on and subject to the terms as hereinafter set forth;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows: ARTICLE 1 INTERPRETATION 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings: “Affiliate” of a Person means a Person Controlled by such Person, which Controls such Person or which is under common Control with such Person. “Agreement” means this Nomination Agreement, as the same may be amended or amended and restated from time to time. “Associate” has the meaning ascribed thereto in the Securities Act (British Columbia). “Board of Directors” has the meaning ascribed thereto in the recitals to this Agreement. “Business Day” means any day other than a Saturday, Sunday or a civic or statutory holiday in Vancouver, British Columbia. “Common Shares” means common shares in the capital of Westport. “Control” means the ability, whether through the direct or indirect ownership of securities in a Person, by contract, or through any other means, to direct the management and policies of a Person. “Determination Date” has the meaning ascribed thereto in Section 2.1 hereof. “Douglas Group Nominee” has the meaning ascribed thereto in Section 2.1 hereof. “Person” means a natural person, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning. “Shareholders’ Meeting” has the meaning ascribed thereto in Section 2.1 hereof. ARTICLE 2 DIRECTOR NOMINATION 2.1 Director Nomination Rights. If, as of the record date (the “Determination Date”) for any meeting of the shareholders of Westport at which directors are to be elected (a “Shareholders’ Meeting”), and, as long as, the Douglas Group and its Affiliates collectively beneficially own 10% or more of the outstanding Common Shares, Westport shall include one nominee of the Douglas Group (the “Douglas Group Nominee”) in the list of individuals proposed by Westport’s management for election to the Board of Directors at the Shareholders’ Meeting. Westport shall give the Douglas - 2 -

Group not less than 15 Business Days written notice prior to each Determination Date. The Douglas Group Nominee shall be communicated by the Douglas Group in writing to Westport at least five Business Days prior to the Determination Date along with the information with respect to such Douglas Group Nominee that is required by applicable laws to be included in Westport’s management information circular for the Shareholders’ Meeting. If the Douglas Group does not advise Westport of the identity of the Douglas Group Nominee at least five Business Days prior to the Determination Date, then the Douglas Group will be deemed to have nominated its incumbent nominee. If at any time after the Determination Date but prior to the relevant Shareholders’ Meeting, the Douglas Group gives written notice to Westport that it wishes to replace a Douglas Group Nominee with another individual, Westport shall cause such replacement Douglas Group Nominee to be included in the list of individuals nominated by management for election to the Board of Directors at the Shareholders’ Meeting, and Westport shall cause the proxyholders described in Section 2.2 hereof to cast their votes in favour of such nominee. Westport’s obligation to include any Douglas Group Nominee in the list of individual’s nominated by management for election to the Board of Directors shall be subject to the requirement that such individual is eligible under applicable laws, including the rules of any stock exchange, to serve on the Board of Directors. If a vacancy occurs because of the death, disability, retirement, resignation or removal for any reason of the Douglas Group Nominee, the Douglas Group may name another individual to fill such vacancy, and the Board of Directors shall appoint such individual to the Board of Directors to fill the vacancy. 2.2 Solicitation and Exercise of Proxies. All forms of proxy used or distributed by Westport in connection with the solicitation of proxies for a Shareholders’ Meeting shall list officers or employees of Westport as proxyholders, and Westport shall cause any of its officers or employees holding proxies at a Shareholders’ Meeting to cast the votes represented by such proxies in favour of the list of individuals nominated by Westport’s management for election to the Board of Directors, including the Douglas Group Nominee. 2.3 Regulatory Approvals. Westport shall use its best efforts to obtain any necessary regulatory approvals in connection with the election of any Douglas Group Nominee to the Board of Directors, promptly notify Douglas Group of the failure to obtain any such approval and afford Douglas Group a reasonable opportunity (and, in any event, not less than five Business Days) to replace such nominee. 2.4 Indemnity and Insurance. Subject to the provisions of the Business Corporations Act (Alberta), Westport agrees to indemnify and save each of the Douglas Group’s nominees to the Board of Directors harmless from and against any and all demands, claims, costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of having been a director or officer of Westport or any affiliated company, whether before or after termination. - 3 -

Westport agrees to maintain directors’ and officers’ liability insurance for the benefit of nominees of the Douglas Group to the Board of Directors on terms as are customary for Westport. ARTICLE 3 GENERAL 3.1 Notices. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made, if in writing and if served by personal delivery upon the party for whom it is intended or delivered, by courier, or sent by facsimile, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person: (a) if to Westport: Westport Innovations Inc. 1750 West 75th Ave., Suite 101 Vancouver, British Columbia V6P 6G2, Canada Attention: Salman Manki, General Counsel Email: SManki@westport.com Tel: (604) 718-2000 (b) if to the Douglas Group: Douglas Telecommunications 125 East Sir Francis Drake Blvd. Larkspur, CA 94939-1819 Attention: Tim McGaw Facsimile: (415) 526-2214 3.2 Representations and Warranties of Westport. Westport hereby represents and warrants to the Douglas Group as of the date of this Agreement as follows, and acknowledges that the Douglas Group is relying on such representations and warranties in connection with the transactions herein contemplated: (a) Westport has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by Westport and is a legal, valid and binding obligation of Westport enforceable against same in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally; and - 4 -

(c) the execution, delivery and performance of this Agreement by Westport and the consummation of the transactions contemplated hereby will not: (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental entity or regulatory or self-regulatory organization applicable to Westport; (ii) require any consent, approval or authorization of, or declaration, filing, registration with any Person; (iii) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement to which Westport is a party or by which it is bound; or (iv) conflict with or result in a breach of or constitute a default under any provision of the charter documents or by-laws of Westport. 3.3 No Action in Contravention. Westport shall take no action, and shall take all steps in its power necessary and appropriate, to prevent the taking of any action, which would or may prevent or limit the Douglas Group’s rights of nomination as set forth in this Agreement, and shall use its best efforts to cause the realization of such rights. 3.4 Term and Termination. This Agreement shall come into force and be effective as of the date hereof and shall terminate at such time as the Douglas Group and its Affiliates collectively beneficially own less than 10% of the outstanding Common Shares. 3.5 Amendments. This Agreement may only be amended, supplemented or otherwise modified by written agreement executed by all of the parties hereto. 3.6 Waiver. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right it may have. 3.7 Remedies. Each party hereto, in addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, will be entitled to specific performance of its - 5 -

respective rights under this Agreement. Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defence in any action for specific performance that a remedy at law would be adequate. 3.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject-matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. 3.9 Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by either party hereto without the prior written consent of the other party hereto. Notwithstanding any other provision of this Agreement, the rights provided hereunder to the Douglas Group may be assigned by each member of the Douglas Group to any direct or indirect subsidiaries of the Douglas Group or Persons in respect of whom the Douglas Group is an Associate, provided that in any case any assignee or successor of the Douglas Group must be a legal or beneficial owner of Common Shares in order to exercise the rights provided in this Agreement. 3.10 Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect. 3.11 Further Assurances. The parties agree to execute and deliver to each other such further instruments and other written assurances and to do or cause to be done such further acts or things as may be necessary or convenient to carry out and give effect to the intent of this Agreement or as either of the parties may reasonably request in order to carry out the transactions contemplated herein. 3.12 Governing Law. This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia for any action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action or proceeding relating thereto except in such courts). Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the Province of British Columbia, and hereby further - 6 -

irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. 3.13 Counterparts. This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together will be deemed to constitute one and the same instrument. The party sending the facsimile transmission will also deliver the original signed counterpart to the other party, however, failure to deliver the original signed counterpart shall not invalidate this Agreement. [Signature Page Follows] - 7 -

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written. WESTPORT INNOVATIONS INC. Per: /s/ David Demers Name: David Demers Title: CEO K&M DOUGLAS TRUST Per: /s/ Kevin Douglas Name: Kevin Douglas Title: Trustee Per: /s/ Michelle Douglas Name: Michelle Douglas Title: Trustee JAMES DOUGLAS AND JEAN DOUGLAS IRREVOCABLE DESCENDANTS’ TRUST Per: /s/ Kevin Douglas Name: Kevin Douglas Title: Trustee Per: /s/ Michelle Douglas Name: Michelle Douglas Title: Trustee DOUGLAS FAMILY TRUST Per: /s/ James E. Douglas Jr. Name: James E. Douglas, Jr. Title: Trustee Per: /s/ Jean A. Douglas Name: Jean A. Douglas Title: Trustee /s/ James E. Douglas, III JAMES E. DOUGLAS, III Nomination Agreement